Len Cereghino & Co.                           CLIENT:     CUTTER & BUCK
CORPORATE INVESTOR RELATIONS                  CONTACTS:   Harvey N. Jones, CEO
2605 Western Ave., Seattle, WA  98121                     Marty Marks, President
(206) 448-1996                                           (206) 622-4191

NEWS RELEASE
===============================================================================


             CUTTER & BUCK REPORTS SECOND QUARTER NET INCOME UP 26%;

            PROVIDES OUTLOOK FOR THE SECOND HALF OF FISCAL YEAR 2001

SEATTLE, WA - December 7, 2000 - Cutter & Buck Inc. (Nasdaq: CBUK) today reported results for the second quarter of fiscal 2001, which ended October 31, 2000.

SECOND QUARTER HIGHLIGHTS:

         - Net sales increased 25% to $46.1 million, compared to last year's $36.9 million

         - Gross margins were 44.6%, 81 basis points ahead of the same quarter last year

         - Net income increased 26% to $3.1 million, compared to $2.4 million in the same quarter last year

         - Net income per diluted share totaled $0.29, compared to $0.23 last year


SIX MONTHS YEAR-TO-DATE HIGHLIGHTS:

         - Net sales increased 29% to $85.1 million, compared to last year's $66.1 million

         - Gross margins were 44.7%, 96 basis points ahead of the same period last year

         - Net income increased 26% to $4.4 million, compared to $3.5 million in the same period last year

         - Net income per diluted share totaled $0.42, compared to $0.36 for the same period last year


"We showed strong performance and continued momentum of the Cutter & Buck brand in the second quarter," stated Harvey Jones, Chairman & CEO. "These results also reflect new patterns in our revenue make-up. Historically, the golf channel has been our largest revenue producer followed by corporate sales, specialty retail and our other channels. During the second quarter, our specialty retail division achieved the greatest growth, increasing 63% over the same period last year. Conversely, our golf division saw sales decrease by 2.4% during the second quarter. We anticipate that our golf channel will achieve 8%-10% annual growth by fiscal year end, as we expect our new women's sales reps to positively impact our Spring sales. The corporate division continued to perform well, posting a 38% sales increase over the second quarter last year."

"Our `other' sales channel includes company-owned retail stores, liquidation sales and e-commerce revenues," continued Jones. "While we are not ready to predict any new patterns in our revenue make-up for this relatively young channel, we are pleased with the performance of our company-owned retail stores. We currently have eleven company-owned retail stores, including the recently opened Water Tower Place in Chicago. We saw a 6% sales gain at Pacific Place, our Seattle flagship store, off strong prior first year results. Our four company-owned stores that were open in the Fall of

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Cutter & Buck Reports Sales Growth
December 7, 2000
Page Two


1999, Seattle, Denver, Florida Mall and Mission Viejo, registered an increase in holiday season sales, beginning November 1, 2000 through December 3, 2000, of over 20%, as compared to the same period last year. Sales at the three stores we opened this Fall in West Palm Beach, Palm Desert and Water Tower Place have surpassed our initial expectations and they could become some of our best performing stores. In November, we updated and expanded our website, adding e-commerce capabilities to provide another opportunity to interact directly with our consumers and showcase our collections."

"Our preliminary Spring bookings indicate the continued acceptance of our fashion collections and an improvement in our golf channel penetration over last season," commented Marty Marks, President & COO. "The gains in our Spring bookings along with the enthusiastic customer reaction to the Spring line are encouraging. However, the recent economic uncertainty in the United States could have an impact on our various markets. As a consequence, we are going to take a more cautious approach in our outlook for the next 18 months. We are realigning our business plans to ensure that we can operate on our existing credit facilities and internally-generated funds for at least the next 18 months."

As a result, the company has provided the following guidance for the balance of fiscal year 2001:


Fiscal Year 2001                       Fy01 3Rd Quarter                 Fy01 4th Quarter                  Full Fiscal Year
----------------                       ----------------                 ----------------                  ----------------
                                       ($ in thousands,                 ($ in thousands,                  ($ in thousands,
                                    except per share data)           except per share data)            except per share data)
Net Sales                            $40,500  to   $42,500            $70,000  to   $74,000           $195,603   to   $201,603

Gross Profit                         $18,000  to   $18,775            $30,500  to   $32,300            $86,563   to    $89,138

Gross Margin                           44.0%  to     44.5%              43.5%  to     44.0%              44.1%   to      44.5%

Operating Profit                      $1,050  to    $1,350            $11,050  to   $11,350            $19,330   to    $19,930

Income Before Taxes                     $850  to    $1,150            $10,500  to   $10,800            $18,404   to    $19,004

Net Income                              $525  to      $715             $6,500  to    $6,700            $11,398   to    $11,788

EPS                                    $0.05  to     $0.07              $0.60  to     $0.62              $1.07   to      $1.11


Looking ahead to fiscal year 2002 the company has provided the following guidance:


                             Fiscal Year 2002                          Full Fiscal Year
                             ----------------                          ----------------
                             Net Sales Growth                           20%    to     25%

                             Annual EPS Growth                          20%    to     25%

"We are excited about our new Spring collections and the opportunities that await Cutter & Buck. We invite you to view our fashion lines either by visiting one of our approved dealers or company-owned retail stores, or online at www.cutterbuck.com," concluded Jones.

Cutter & Buck's FY 2001 second quarter conference call to discuss FY 2001 results and future prospects will be held today at 1:30 p.m. PST, and is available live and on-demand at www.cutterbuck.com.

Cutter & Buck Reports Sales Growth
December 7, 2000
Page Three

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

STATEMENTS MADE IN THIS NEWS RELEASE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING INFORMATION. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN ANY FORWARD-LOOKING INFORMATION. SPECIFICALLY, THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY ANY FORWARD-LOOKING INFORMATION. THOSE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, STYLE CHANGES AND PRODUCT ACCEPTANCE, RELATIONS WITH AND PERFORMANCE OF SUPPLIERS AND INDEPENDENT SALES REPRESENTATIVES, THE ABILITY OF THE COMPANY TO CONTROL COSTS AND EXPENSES, THE ABILITY OF THE COMPANY TO CARRY OUT SUCCESSFUL DESIGN AND PLANNED PRODUCT AND BRAND MESSAGING/EXTENSION ACTIVITIES AND TO PENETRATE ITS CHOSEN DISTRIBUTION CHANNELS, COMPETITION, ACCESS TO CAPITAL, FOREIGN CURRENCY RISKS, RISKS ASSOCIATED WITH OPENING AND OPERATING RETAIL LOCATIONS, THE EFFICACY OF THE WAREHOUSE MANAGEMENT SYSTEM AS IT RELATES TO THE COMPANY'S OPERATIONS, TECHNOLOGICAL CHANGE, POLITICAL AND TRADE RELATIONS AND GENERAL ECONOMIC CONDITIONS PARTICULARLY IN THE U.S. AND EUROPE. ADDITIONAL INFORMATION ON THESE AND OTHER FACTORS, WHICH COULD AFFECT THE COMPANY'S FINANCIAL RESULTS, ARE INCLUDED IN ITS SECURITIES AND EXCHANGE COMMISSION FILINGS. FINALLY, THERE MAY BE OTHER FACTORS NOT MENTIONED ABOVE OR INCLUDED IN THE COMPANY'S SEC FILINGS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING INFORMATION.


Cutter and Buck designs and markets upscale sportswear and outerwear under the Cutter & Buck brand. The Company sells its products primarily through golf pro shops and resorts, corporate sales accounts and better specialty stores. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing and rich detailing.

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Cutter & Buck Reports Sales Growth
December 7, 2000
Page Four


                              FINANCIAL HIGHLIGHTS
  (UNAUDITED, UNLESS OTHERWISE STATED) ($ IN THOUSANDS, EXCEPT PER SHARE DATA)


CONSOLIDATED STATEMENTS OF INCOME              THREE MONTHS ENDED OCTOBER 31,         SIX MONTHS ENDED OCTOBER 31,
                                               ------------------------------         ----------------------------
                                                      2000               1999          2000                     1999
                                                  --------           --------          ----------            -------
Net sales                                         $ 46,074           $ 36,890          $   85,103            $66,080
Cost of sales                                       25,528             20,740              47,040             37,158
                                                  --------           --------          ----------            -------
Gross profit                                        20,546             16,150              38,063             28,922
Operating expenses
   Design and production                               970                879               1,975              1,683
   Selling and shipping                             11,266              8,567              22,267             16,041
   General and administrative                        3,323              2,964               6,591              5,554
                                                  --------           --------          ----------            -------
   Total operating expenses                         15,559             12,410              30,833             23,278
                                                  --------           --------          ----------            -------
Operating income                                     4,987              3,740               7,230              5,644
Other income (expense)                                (65)                 55               (176)              (224)
Income before income taxes                           4,922              3,795               7,054              5,420
Income taxes                                         1,871              1,366               2,681              1,951
                                                  --------           --------          ----------            -------
Net income                                         $ 3,051            $ 2,429          $    4,373            $ 3,469
                                                  --------           --------          ----------            -------
                                                  --------           --------          ----------            -------
Basic earnings per share                            $ 0.29             $ 0.24          $     0.42             $ 0.37
                                                  --------           --------          ----------            -------
                                                  --------           --------          ----------            -------
Diluted earnings per share                          $ 0.29             $ 0.23          $     0.42             $ 0.36
                                                  --------           --------          ----------            -------
                                                  --------           --------          ----------            -------
Shares used in computation of:
   Basic earnings per share                         10,454             10,305              10,417              9,340
   Diluted earnings per share                       10,579             10,500              10,516              9,577


        CONSOLIDATED BALANCE SHEETS           OCT. 31, 2000     APRIL 30, 2000          OCT. 31, 1999
                                              -------------     --------------          -------------
                                                                    (AUDITED)
Current Assets:
   Cash and cash equivalents                      $  6,022           $  7,367            $ 20,625
   Accounts receivable                              42,401             50,463              29,631
   Inventories                                      45,422             36,740              35,309
   Other current assets                              7,063              5,626               4,064
                                               -----------         ----------          ----------
   Total current assets                            100,908            100,196              89,629
Furniture and equipment, net                        21,749             17,813              13,071
Other assets                                           750                538                 573
                                               -----------         ----------          ----------
Total assets                                      $123,407           $118,547            $103,273
                                               -----------         ----------          ----------
                                               -----------         ----------          ----------
Liabilities & Shareholders' Equity
Current Liabilities:
   Short-term borrowings                           $ 3,091            $ 3,037          $    2,911
   Accounts payable                                 15,187             12,086               6,214
   Accrued liabilities                               4,812              6,553               6,617
   Current portion of long-term debt                 1,372              1,419                 943
                                               -----------         ----------          ----------
   Total current liabilities                        24,462             23,095              16,685
   Capital lease obligations and long-term debt,
       net of current portion                        5,531              6,545               5,079
Total shareholders' equity                          93,414             88,907              81,509
                                               -----------         ----------          ----------
Total liabilities & shareholders' equity          $123,407           $118,547            $103,273
                                               -----------         ----------          ----------

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Cutter & Buck Reports Sales Growth
December 7, 2000
Page Five


                    SUMMARY OF FALL BOOKINGS (IN THOUSANDS)

                                                          Fall 2000     Fall 1999    Percentage
                                                           FY 2001       FY 2000        Change     Difference
                                                        ----------    -----------    -----------   ----------
                                                     (as of 12/5/00)  (as of 12/3/99)
GOLF                                                    $   33,987    $    31,626          7.5%    $ 2,361
SPECIALTY RETAIL                                            13,211          7,964         65.9%      5,247
CORPORATE                                                   37,111         25,443         45.9%     11,668
OTHER                                                        4,697          2,121        121.5%      2,576
                                                        ----------     ----------                   ------
      TOTAL DOMESTIC FALL BOOKINGS                          89,006         67,154         32.5%     21,852
      TOTAL INTERNATIONAL FALL BOOKINGS                      5,932          4,610         28.7%      1,322
                                                        ----------     ----------                   ------
      TOTAL FALL BOOKINGS                               $   94,938    $    71,764         32.3%   $ 23,174
                                                        ----------     ----------                   ------
                                                        ----------     ----------                   ------

                   SUMMARY OF SPRING BOOKINGS (IN THOUSANDS)


                                                        Spring 2001    Spring 2000   Percentage
                                                         FY 2001         FY 2000       Change     Difference
                                                        ----------    -----------    -----------   ----------
                                                    (as of 12/5/00)   (as of 12/3/99)
GOLF                                                    $   27,001    $    24,941          8.3%   $  2,060
SPECIALTY RETAIL                                             9,550          7,579         26.0%      1,971
CORPORATE                                                    6,339          5,236         21.1%      1,103
OTHER                                                        1,470            864         70.1%        606
                                                        ----------     ----------                   ------
      TOTAL DOMESTIC SPRING BOOKINGS                        44,360         38,620         14.9%      5,740
      TOTAL INTERNATIONAL SPRING BOOKINGS                    4,812          4,712          2.1%        100
                                                        ----------     ----------                   ------
      TOTAL SPRING BOOKINGS                             $   49,172    $    43,332         13.5%   $  5,840
                                                        ----------     ----------                   ------
                                                        ----------     ----------                   ------

  SUMMARY OF NET SALES INVOICED - THREE MONTHS ENDED OCTOBER 31 (IN THOUSANDS)


                                                                                     Percentage
                                                         FY 2001        FY 2000        Change     Difference
                                                        ----------    -----------    -----------   ----------
GOLF                                                    $   15,017     $   15,388         -2.4%   $   (371)
SPECIALTY RETAIL                                             7,174          4,399         63.1%      2,775
CORPORATE                                                   17,940         12,988         38.1%      4,952
OTHER                                                        3,772          2,226         69.5%      1,546
                                                        ----------     ----------                   ------
      TOTAL DOMESTIC NET SALES                              43,903         35,001         25.4%      8,902
      TOTAL INTERNATIONAL NET SALES                          2,171          1,889         14.9%        282
                                                        ----------     ----------                   ------
      TOTAL NET SALES                                   $   46,074     $   3,890         24.9%   $  9,184
                                                        ----------     ----------                   ------
                                                        ----------     ----------                   ------

   SUMMARY OF NET SALES INVOICED - SIX MONTHS ENDED OCTOBER 31 (IN THOUSANDS)


                                                                                    Percentage
                                                          FY 2001       FY 2000       Change     Difference
                                                        ----------    -----------    -----------   ----------
GOLF                                                    $   28,045      $ 26,925           4.2%   $  1,120
SPECIALTY RETAIL                                            12,138         7,344          65.3%      4,794
CORPORATE                                                   33,309        23,196          43.6%     10,113
OTHER                                                        6,597         4,337          52.1%      2,260
                                                        ----------     ----------                   ------
       TOTAL DOMESTIC NET SALES                             80,089        61,802          29.6%     18,287
       TOTAL INTERNATIONAL NET SALES                         5,014         4,278          17.2%        736
                                                        ----------     ----------                   ------
       TOTAL NET SALES                                  $   85,103       $66,080          28.8%   $ 19,023
                                                        ----------     ----------                   ------
                                                        ----------     ----------                   ------

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